Exhibit 35.1

Statement of Compliance of The Bank of New York Mellon, as Trustee.

I, Pierre Boutros, Vice President of the Bank of New York Mellon, a New York corporation (the "Trustee"), state:

(a) A review of the Trustee's activities for the period from October 14, 2011 through December 31, 2011 (the "Reporting Period") and of the Trustee's performance under the Trust Agreement dated October 14, 2011 between Fixed Income Client Solutions LLC as depositor (the "Depositor") and the Trustee, as trustee and securities intermediary, in each case amended by a series supplement between the Depositor and the Trustee (as amended in each such case, the "Trust Agreement"), has been made under my supervision.

(b) To the best of my knowledge and based on such review, the Trustee has fulfilled all of its obligations under the Trust Agreement in all material respects throughout the Reporting Period for Fixed Income Trust for Goldman Sachs Subordinated Notes, Series 2011-1.

The Bank of New York Mellon, as Trustee
/s/ Pierre Boutros
Pieree Boutros
Vice President

Date:  March 8, 2012